Ampio Pharmaceuticals, Inc. Reports First Quarter 2021 Financial Results and Provides Business Update

Progress achieved across therapeutic platform, including in the AP-013 Phase III trial of Ampion™ in Osteoarthritis of the Knee (OAK)

Initiated two Phase II trials utilizing Ampion in COVID-19; in an inhaled form for lung inflammation and intravenously; could lead to application for Emergency Use Authorization

New Study in COVID-19 “Long Haulers” Initiated

Further details to be discussed in this afternoon’s conference call

ENGLEWOOD, CO, May 5, 2021 – Ampio Pharmaceuticals (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunology-based therapies for prevalent inflammatory conditions for which there are limited treatment options, today reported quarterly financial results for the first quarter period ended March 31, 2021, and provided a corporate overview and business update.

Mr. Michael Macaluso, President and Chief Executive Officer, commented, “This has been an important quarter for Ampio, with noted progress across our therapeutic platform. For example, the FDA has recently responded to our plans for the AP-013 Phase III trial for the intra-articular injection of Ampion for patients suffering from severe osteoarthritis of the knee (OAK). The response not only provides us with flexibility for maintaining the Special Protocol Assessment (SPA) but, in addition, allows us to consider several alternative paths forward to an optimal solution that may include strategic discussions with potential partners for the commercialization, and expansion of osteoarthritis indications, of Ampion.”

“We were also encouraged with the results of the AP-014 Phase I clinical trial of inhaled Ampion for COVID-19 patients. The study met its primary endpoint of safety and tolerability, and a 78% reduction in all-cause mortality was observed for patients treated with Ampion compared to Standard of Care (SOC). Approximately 24% of the patients receiving SOC alone died during the study, compared with 5% treated with Ampion.”

“Our results from the AP-014 trial are strong and compelling,” continued Macaluso, “and we look forward to promptly enrolling patients in a set of double-blind, placebo-controlled Phase II trials utilizing Ampion in COVID-19 patients with inhalation and intravenous routes of drug delivery. We will be looking for confirmation of the efficacy results seen in our Phase I trial in order to move quickly in applying for Emergency Use Authorization.”

Mr. Michael Macaluso, President and Chief Executive Officer, Dr. David Bar-Or, Director and Founder, Ms. Holli Cherevka, Chief Operating Officer and Mr. Daniel Stokely, Chief Financial Officer will be hosting a Conference Call for the Investment Community this afternoon beginning at 4:30 PM ET (see details below).

The key areas of focus will be as follows:

COVID-19 Platform / Pipeline Overview and Update

●	AP-014 (inhaled) Phase I clinical trial of Ampion met its primary endpoint, and demonstrated improvement in all-cause mortality
●	Double-blind, placebo-controlled Phase II trials utilizing (i) inhaled Ampion for patients impacted from COVID-19 induced respiratory distress and (ii) intravenously delivered Ampion for COVID-19 patients, will begin enrollment in the U.S. during the second quarter of 2021

OAK Clinical Trial 2021 Timeline / Update

●	Positive FDA response provides guidance on multiple pathways forward on paused AP-013 Phase III trial in osteoarthritis of the knee (OAK)

Long-COVID and Other Clinical Trial 2021 Timeline / Update

●	Phase I Long-COVID trial is expected to commence enrolling patients in the U.S. during the second quarter of 2021

Update on Other Pre-Clinical Research Programs

●	Results of pre-clinical study demonstrated that Ampion inhibits pro-inflammatory pathway in types of immune cells implicated in COVID-19 and Lupus Nephritis
●	Ampion shown to suppress TRL7 signaling, and thereby, reducing the pro-inflammatory chemokine, CXCL10

Financial Results for the First Quarter Period Ended March 31, 2021

Cash and cash equivalents totaled $15.8 million at March 31, 2021, compared to $17.3 million at December 31, 2020. The decrease of $1.5 million is primarily attributable cash used to fund the operating activities for the period of $4.1 million; partially offset by net proceeds received from the utilization of our at-the-market (ATM) equity offering and warrant exercises totaling $2.6 million and $0.1 million, respectively.

Research and development expenditures for the first quarter period ended March 31, 2021 were $2.3 million, compared to $4.3 million for the same period in 2020. The decrease in research and development expenses of $2.0 million, or 46%, for the first quarter period ended March 31, 2021 compared to the amounts for the same period in 2020 was primarily due to the overall decrease in clinical trial and sponsor research related expenses related to the AP-013 study being temporarily paused in April 2020 and continuing through current as a result of the COVID-19 pandemic. The pause of this study resulted in a reduction of expenses totaling $2.4 million which was partially offset by $0.2 million of expenses associated with the AP-014 (inhaled Ampion) and AP-017 (intravenous Ampion) Phase I studies; both of which were initiated in periods subsequent to March 31, 2020.

General and administrative expenses for the first quarter period ended March 31, 2021 were $1.5 million, compared to $1.8 million for the same period in 2020. The decrease in general and administrative expenses for the first quarter period ended March 31, 2021 compared with the same period for 2020 is primarily due to the decrease in professional fees as a result of the decrease in legal costs which is primarily attributable to both the securities class action and derivative cases being closed in the third quarter of 2020.

Other income was $0.2 million for the first quarter period ended March 31, 2021 compared to other income of $0.8 million for the same period in 2020. For the first quarter period ended March 31, 2021 the other income relates directly to the warrant derivative gain recorded for the investor warrants as a result of the warrant exercises during the period which reduced the liability and was partially offset by the increase in stock price of 6.3% during the period. The derivative gain of $0.8 million recorded for the 2020 period related to the reduction of the derivative liability resulting from the 28.2% reduction of stock price during the period.

Net loss for the first quarter period ended March 31, 2021 was $3.7 million, or $0.02 on a fully diluted per share basis, compared to a net loss of $5.2 million, or $0.04 on a fully diluted per share basis, for the same period in 2020. The lower net loss reported for the first quarter period ended March 31, 2021 compared to the same period for 2020 is primarily attributable to a reduction in clinical trial and sponsor related research expenses of $2.4 million as a result of pausing the AP-013 study in early 2020 due to the COVID-19 pandemic; partially offset by the higher reported derivative gain resulting from the reduction of the derivative liability associated with the unexercised investor warrants.

The total shares of common stock outstanding were 195,689,128 at March 31, 2021, compared to 193,378,996 at December 31, 2020.

Financial Guidance

Based on its current operating plans and expected access to equity financing, Ampio expects to have cash and cash equivalents along with access to external sources of liquidity sufficient to fund research and development programs and business operations through the second quarter of 2022.

Conference Call and Webcast

Ampio will host a conference call today at 4:30pm EST (1:30 pm PST) to discuss these first quarter 2021 results and provide a corporate business update.

The live call / webcast may be accessed as follows:

Domestic:888-506-0062 Conference ID # 268913

International:973-528-0011 Conference ID # 268913

Webcast Link:https://www.webcaster4.com/Webcast/Page/2569/40836

A replay of the conference call will also be available from the Investors Relations section of the Company’s website at www.ampiopharma.com and will be archived there shortly after the live event.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the advancement of immunology-based therapies for prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion, is backed by an extensive patent portfolio with intellectual property protection extending through 2035 and will be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act of 2009 (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “could,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s ability to fund research and development programs and operations into 2022, expectations with respect to Ampion, including its ability to treat prevalent inflammatory conditions for which there are limited treatment options, the significance of reported results in early clinical trials, the timing of patient enrollment for the Phase I Long-COVID trial and the Phase II COVID trials, the timing and outcome of the Company’s application for Emergency Use Authorization of Ampion in COVID-19 patients with inhalation and intravenous routes of drug delivery, the term of Ampio’s patent protection and the timing and likelihood of Ampion’s approval as a novel biologic under the BPCIA, including the availability of 12-year FDA market exclusivity in connection with such approval. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Ampio and are subject to significant risks and uncertainties that could cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, in Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Ampio Pharmaceuticals, Inc.

Condensed Balance Sheets

(unaudited)

	March 31,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$15,804,000	$17,346,000
Prepaid expenses and other	1,798,000	1,147,000
Total current assets	17,602,000	18,493,000

Fixed assets, net	3,348,000	3,561,000
Right-of-use asset	776,000	824,000
Total assets	$21,726,000	$22,878,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$1,351,000	$1,550,000
Lease liability-current portion	291,000	284,000
Total current liabilities	1,642,000	1,834,000

Lease liability-long-term	851,000	925,000
Warrant derivative liability	2,456,000	2,607,000
Total liabilities	4,949,000	5,366,000

Commitments and contingencies (Note 7)

Stockholders’ equity
Preferred Stock, par value $0.0001; 10,000,000 shares authorized; none issued	—	—
Common Stock, par value $0.0001; 300,000,000 shares authorized; shares issued and outstanding – 195,689,128 as of March 31, 2021 and 193,378,996 as of December 31, 2020	19,000	19,000
Additional paid-in capital	220,952,000	218,020,000
Accumulated deficit	(204,194,000)	(200,527,000)
Total stockholders’ equity	16,777,000	17,512,000

Total liabilities and stockholders’ equity	$21,726,000	$22,878,000

Ampio Pharmaceuticals, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2021	2020

Operating expenses
Research and development	$2,296,000	$4,254,000
General and administrative	1,523,000	1,767,000
Total operating expenses	3,819,000	6,021,000

Other income
Interest income	1,000	11,000
Derivative gain	151,000	831,000
Total other income	152,000	842,000

Net loss	$(3,667,000)	$(5,179,000)

Net loss per common share:
Basic	$(0.02)	$(0.03)
Diluted	$(0.02)	$(0.04)

Weighted average number of common shares outstanding:
Basic	195,387,047	159,053,722
Diluted	200,752,267	160,557,777

Company Contact

Investor Relations

Joe Hassett

joeh@gregoryfca.com

484-686-6600

Media Contact

Katie Kennedy

katie@gregoryfca.com

610-731-1045